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                                   EXHIBIT 23

                         Independent Auditors' Consent



The Board of Directors
Finger Lakes Bancorp, Incl:

We consent to the incorporation by reference in the Registration Statement
No. 333-63404 on Form S-8 of Finger Lakes Bancorp, Inc. of our reported dated January 15, 2002, with respect to the consolidated statements of financial condition of Finger Lakes Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Finger Lakes Bancorp, Inc.



                                   /s/ KPMG LLP
                                   ---------------------------


March 26, 2002
Syracuse, New York